SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2002

VINTAGE PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10578	73-1182669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 West Seventh Street, Tulsa, Oklahoma	74119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (918) 592-0101

Not applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.

On November 22, 2002, Ernst & Young LLP, the new independent auditors for Vintage Petroleum, Inc. (the “Company”), completed re-audits of the Company’s 1999, 2000 and 2001 consolidated financial statements, which were previously audited by Arthur Andersen LLP. Net income amounts in the re-audited consolidated financial statements are unchanged from the amounts previously reported in the Company’s Annual Report on Form 10-K filed on March 20, 2002.

Because the Company is re-issuing its 1999, 2000 and 2001 consolidated financial statements as of a current date, two significant differences exist between the re-audited consolidated financial statements filed herewith and the consolidated financial statements included in the Company’s Annual Report on Form 10-K. These differences are as follows:

•	The Company’s operations in Trinidad are shown as discontinued operations in the accompanying consolidated financial statements; and

•	Additional disclosure is made of events occurring since the original March 20, 2002, issuance of the Company’s 1999, 2000 and 2001 consolidated financial statements.

On July 30, 2002, the Company completed the sale of its operations in Trinidad. The Company received $40 million in cash and recorded a gain of approximately $31.9 million ($14.9 million after income taxes), subject to post-closing adjustments. In accordance with the rules established by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the Company’s Trinidad operations are accounted for as discontinued operations in the accompanying consolidated financial statements. All periods presented in the statements have been restated to reflect the discontinued operations classifications. A separate footnote to the consolidated financial statements has been added describing the transaction.

The Company has included additional information in the subsequent event footnote to the consolidated financial statements for material events since the original March 20, 2002, issuance of these financial statements.

The following financial statements of the Company are included as part of this Form 8-K:

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
  of Vintage Petroleum, Inc.:

We have audited the accompanying consolidated balance sheets of Vintage Petroleum, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vintage Petroleum, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivatives to adopt the requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

ERNST & YOUNG LLP

Tulsa, Oklahoma
November 22, 2002

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares
and per share amounts)

	December 31,
	2001	2000
A S S E T S
CURRENT ASSETS:
Cash and cash equivalents	$14,568	$19,506
Accounts receivable—
Oil and gas sales	74,435	138,598
Joint operations	12,041	14,049
Derivative financial instruments receivable	4,701	—
Prepaids and other current assets	37,635	13,946
Assets to be sold	9,172	2,710

Total current assets	152,552	188,809

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,490,666	1,731,685
Oil and gas gathering systems and plants	20,508	19,252
Other	25,494	19,634

	2,536,668	1,770,571
Less accumulated depreciation, depletion and amortization	809,522	667,837

	1,727,146	1,102,734

GOODWILL, net of amortization	156,990	—

OTHER ASSETS, net	60,100	46,854

	$2,096,788	$1,338,397

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y
CURRENT LIABILITIES:
Revenue payable	$25,625	$60,519
Accounts payable—trade	61,047	43,205
Current income taxes payable	21,638	43,187
Short-term debt	17,320	3,400
Other payables and accrued liabilities	46,172	61,981

Total current liabilities	171,802	212,292

LONG-TERM DEBT	1,010,673	464,229

DEFERRED INCOME TAXES	166,662	33,252

OTHER LONG-TERM LIABILITIES	18,208	3,767

COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS’ EQUITY, per accompanying statements:
Preferred stock, $.01 par, 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $.005 par, 160,000,000 shares authorized, 63,081,322 and 62,801,416 shares issued and outstanding	315	314
Capital in excess of par value	324,077	319,893
Retained earnings	428,443	303,449
Accumulated other comprehensive income (loss)	(21,632)	1,201

	731,203	624,857
Less unamortized cost of restricted stock awards	1,760	—

	729,443	624,857

	$2,096,788	$1,338,397

The accompanying notes are an integral part of these statements.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Years Ended December 31,
	2001	2000	1999
REVENUES:
Oil and gas sales	$731,359	$680,350	$376,924
Gas marketing	130,209	128,836	60,275
Oil and gas gathering	17,032	19,998	6,955
Gain (loss) on disposition of assets	26,871	(1,731)	54,991
Other income (expense)	4,016	(21,234)	3,783

	909,487	806,219	502,928

COSTS AND EXPENSES:
Lease operating, including production taxes	213,551	159,638	121,664
Exploration costs	21,998	25,203	14,674
Gas marketing	126,373	123,787	57,550
Oil and gas gathering	17,759	17,052	5,153
General and administrative	50,185	41,389	36,409
Depreciation, depletion and amortization	168,944	100,109	107,807
Impairment of oil and gas properties	29,050	225	3,306
Amortization of goodwill	11,940	—	—
Interest	64,728	48,437	58,665

	704,528	515,840	405,228

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	204,959	290,379	97,700

PROVISION (BENEFIT) FOR INCOME TAXES:
Current	80,535	68,858	5,954
Deferred	(9,720)	24,102	18,375

	70,815	92,960	24,329

Income from continuing operations before cumulative effect of change in accounting principle	134,144	197,419	73,371

LOSS FROM DISCONTINUED OPERATIONS, net of income tax benefit of $343, zero and zero, respectively	(637)	(104)	—

Income before cumulative effect of change in accounting principle	133,507	197,315	73,371

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, net of income tax benefit of $644	—	(1,422)	—

NET INCOME	$133,507	$195,893	$73,371

The accompanying notes are an integral part of these statements.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Years Ended December 31,
	2001	2000	1999
BASIC INCOME (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of change in accounting principle	2.13	3.15	1.27
Loss from discontinued operations	(0.01)	—	—

Income before cumulative effect of change in accounting principle	2.12	3.15	1.27
Cumulative effect of change in accounting principle	—	(0.02)	—

Net income	2.12	3.13	1.27

DILUTED INCOME (LOSS) PER SHARE:
Income from continuing operations before cumulative effect of change in accounting principle	2.10	3.08	1.24
Loss from discontinued operations	(0.01)	—	—

Income before cumulative effect of change in accounting principle	2.09	3.08	1.24
Cumulative effect of change in accounting principle	—	(0.02)	—

Net income	2.09	3.06	1.24

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,023	62,644	57,989

Diluted	64,027	63,963	59,315

The accompanying notes are an integral part of these statements.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except per share amounts)

	Common Stock		Capital In Excess of Par Value	Unamortized Restricted Stock Awards	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
BALANCE AT DECEMBER 31, 1998	53,107	$266	$230,736	$—	$42,956	$—	$273,958

Net income	—	—	—	—	73,371	—	73,371
Issuance of common stock	9,241	46	83,284	—	—	—	83,330
Exercise of stock options and resulting tax effects	60	—	470	—	—	—	470

BALANCE AT DECEMBER 31, 1999	62,408	312	314,490	—	116,327	—	431,129

Comprehensive income:
Net income	—	—	—	—	195,893	—	195,893
Foreign currency translation adjustment	—	—	—	—	—	1,201	1,201

Total comprehensive income							197,094

Exercise of stock options and resulting tax effects	393	2	5,403	—	—	—	5,405
Cash dividends declared ($.140 per share)	—	—	—	—	(8,771)	—	(8,771)

BALANCE AT DECEMBER 31, 2000	62,801	314	319,893	—	303,449	1,201	624,857

Comprehensive income:
Transition adjustment for adoption of SFAS No. 133	—	—	—	—	—	14,915	14,915
Net income	—	—	—	—	133,507	—	133,507
Foreign currency translation adjustment	—	—	—	—	—	(25,823)	(25,823)
Change in value of derivatives	—	—	—	—	—	(11,925)	(11,925)

Total comprehensive income							110,674

Exercise of stock options and resulting tax effects	170	1	1,970	—	—	—	1,971
Issuance of restricted stock	110	—	2,214	(2,214)	—	—	—
Amortization of restricted stock awards	—	—	—	454	—	—	454
Cash dividends declared ($.135 per share)	—	—	—	—	(8,513)	—	(8,513)

BALANCE AT DECEMBER 31, 2001	63,081	$315	$324,077	$(1,760)	$428,443	$(21,632)	$729,443

The accompanying notes are an integral part of these statements.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$133,507	$195,893	$73,371
Adjustments to reconcile net income to cash provided by operating activities, net of companies acquired—
Loss from discontinued operations, net of tax	637	104	—
Cumulative effect of change in accounting principle	—	1,422	—
Depreciation, depletion and amortization	168,944	100,109	107,807
Impairment of oil and gas properties	29,050	225	3,306
Amortization of goodwill	11,940	—	—
Exploration costs	21,998	25,203	14,674
Provision (benefit) for deferred income taxes	(9,720)	24,102	18,375
(Gain) loss on disposition of assets	(26,871)	1,731	(54,991)
Other non-cash items	(1,178)	—	—

	328,307	348,789	162,542
Decrease (increase) in receivables	90,396	(55,789)	(32,110)
Increase (decrease) in payables and accrued liabilities	(96,132)	99,514	29,500
Income tax refund receivable	—	—	5,323
Other working capital changes	(26,289)	3,628	(4,275)

Cash provided by operating activities	296,282	396,142	160,980

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures—
Oil and gas properties	(263,760)	(207,234)	(229,606)
Gathering systems and other	(5,807)	(2,631)	(2,669)
Proceeds from sales of oil and gas properties	39,800	998	78,241
Purchase of companies, net of cash acquired	(478,158)	(46,199)	—
Other	(16,459)	(6,907)	634

Cash used by investing activities	(724,384)	(261,973)	(153,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	1,231	3,492	83,685
Issuance of 7 7/8% Senior Subordinated Notes Due 2011	199,930	—	—
Issuance of 9 3/4% Senior Subordinated Notes Due 2009	—	—	146,000
Advances on revolving credit facility and other borrowings	319,050	70,388	50,213
Payments on revolving credit facility and other borrowings	(88,431)	(224,343)	(248,708)
Dividends paid	(8,187)	(6,887)	(1,328)

Cash provided (used) by financing activities	423,593	(157,350)	29,862

EFFECT OF EXCHANGE RATE CHANGE ON CASH	(429)	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,938)	(23,181)	37,442
CASH AND CASH EQUIVALENTS, beginning of year	19,506	42,687	5,245

CASH AND CASH EQUIVALENTS, end of year	$14,568	$19,506	$42,687

The accompanying notes are an integral part of these statements.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2001, 2000 and 1999

1.    Business and Significant Accounting Policies

Vintage Petroleum, Inc. is an independent energy company with operations primarily in the exploration and production, gas marketing and gathering segments of the oil and gas industry. Approximately 99 percent of the Company’s operations are within the exploration and production segment based on 2001 operating income before impairments of oil and gas properties, gains on asset sales and goodwill amortization. The Company’s North American exploration and production operations include the West Coast, Gulf Coast, East Texas and Mid-Continent areas of the United States and the western sedimentary basins of Canada. The Company also has core areas of operations in the San Jorge Basin and Cuyo Basin of Argentina, the Chaco Basin in Bolivia and in Ecuador. The Company also has exploration activities currently ongoing in Yemen.

Consolidation and Presentation

The consolidated financial statements include the accounts of Vintage Petroleum, Inc. and its wholly- and majority-owned subsidiaries and its proportionately consolidated general partner and limited partner interests in various joint ventures (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Oil and Gas Properties

Under the successful efforts method of accounting, the Company capitalizes all costs related to property acquisitions and successful exploratory wells, all development costs and the costs of support equipment and facilities. Certain costs of exploratory wells are capitalized pending determination that proved reserves have been found. Such determination is dependent upon the results of planned additional wells and the cost of required capital expenditures to produce the reserves found. All costs related to unsuccessful exploratory wells are expensed when such wells are determined to be non-productive; other exploration costs, including geological and geophysical costs, are expensed as incurred. The Company recognizes gains or losses on the sale of properties on a field basis.

Unproved leasehold costs are capitalized and are reviewed periodically for impairment on a property-by-property basis, considering factors such as future drilling and exploitation plans and lease terms. Costs related to impaired prospects are charged to expense. An impairment expense could result if oil and gas prices decline in the future or if downward reserve revisions are recorded, as it may not be economic to develop some of these unproved properties.

As of December 31, 2001, the Company had unproved oil and gas property costs of approximately $100.0 million consisting of undeveloped leasehold costs of $82.7 million, including $60.3 million in Canada, and unevaluated exploratory drilling costs of $17.3 million. Approximately $20.4 million of the total unevaluated costs are associated with the Company’s Yemen drilling program.

Costs of development dry holes and proved leaseholds are amortized on the unit-of-production method based on proved reserves on a field basis. The depreciation of capitalized production equipment and drilling costs is based on the unit-of-production method using proved developed reserves on a field basis.

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Currently the Company accrues future abandonment costs of wells and related facilities through its depreciation calculation and includes the cumulative accrual in accumulated depreciation. The new standard will require that the Company record the discounted fair value of the retirement obligation as a liability at the time a well is drilled or acquired. A corresponding amount will be capitalized as part of the related property’s carrying amount. The capitalized asset retirement cost will be amortized to expense on the unit-of-production method based on proved developed reserves. The liability will accrete over time with a charge to interest expense. The Company will adopt the new standard effective January 1, 2003. While the new standard will require that the Company change its accounting for such abandonment obligations, the Company has not completed its evaluation of the impact of the new standard on its financial statements.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company reviews its proved oil and gas properties for impairment on a field basis. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable from estimated future net revenues. The impairment provision is based on the excess of carrying value over fair value. Fair value is defined as the present value of the estimated future net revenues from production of total proved and risk-adjusted probable and possible oil and gas reserves over the economic life of the reserves, based on the Company’s expectations of future oil and gas prices and costs, consistent with price and cost assumptions used for acquisition evaluations.

The Company recorded impairment provisions related to its proved oil and gas properties of $29.1 million, $0.2 million and $3.3 million in 2001, 2000 and 1999, respectively. Prior to 2001, the Company considered only proved oil and gas reserves in determining future net revenues and fair value. However, with the December 2000 acquisition of Cometra Energy (Canada), Ltd. (“Cometra”) and, more significantly, the May 2001 acquisition of Genesis Exploration Ltd. (“Genesis”), the Company acquired what it considers to be substantial probable and possible oil and gas reserves in Canada. The potential value of these reserves, on a risk-adjusted basis, was considered in determining the value of oil and gas properties during the Company’s acquisition analyses. As a result of the possibility of significant value attributable to the probable and possible reserves, the Company accordingly began to include the future net revenues and present value of risk-adjusted probable and possible reserves in its future net revenues for impairment and fair value determinations.

In estimating the future net revenues at December 31, 2001 and 2000, to be used for impairment testing, the Company assumed that oil and gas prices and operating costs would escalate annually, beginning at current levels. Due to the volatility of oil and gas prices, it is possible that the Company’s assumptions regarding oil and gas prices may change in the future and may result in future impairment provisions.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 creates accounting and reporting standards to establish a single accounting model, based on the framework established in Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, for long-lived assets to be held and used or to be disposed of by sale. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS No. 144 generally are to be applied prospectively. The adoption of SFAS No. 144 on January 1, 2002, did not have a material impact on the Company’s financial position or results of operations. See further discussion of discontinued operations in Note 12.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the purchase of Genesis (see Note 7). In 2001, goodwill was amortized using the unit-of-production basis over the total proved reserves acquired. Accumulated amortization was approximately $11.9 million at December 31, 2001. The Company assessed the recoverability of goodwill by determining whether the net book value of the goodwill could be recovered through the aggregate of the excess of undiscounted future net revenues of the acquired properties over the net book value of those properties. The estimated undiscounted future net revenues of the acquired properties includes production of total proved and risk-adjusted probable and possible oil and gas reserves over the economic life of the reserves, based on the Company’s expectations of future oil and gas prices and costs, consistent with price and cost assumptions used for acquisition evaluations. There was no impairment of goodwill in 2001 under this method.

On July 20, 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”), and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. Under SFAS No. 142, goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so.

The Company’s May 2001 acquisition of Genesis was accounted for using the purchase method of accounting. The Company adopted SFAS No. 142 effective January 1, 2002, resulting in the elimination of goodwill amortization from statements of operations in future periods (see Note 13).

Revenue Recognition

        Natural gas revenues are recorded using the sales method. Under this method, the Company recognizes revenues based on actual volumes of gas sold to purchasers. The Company and other joint interest owners may sell more or less than their entitlement share of the natural gas volumes produced. A liability is recorded and revenue is deferred if the Company’s excess sales of natural gas volumes exceed its estimated remaining recoverable proved reserves. Oil revenues are recognized at the time of delivery to pipelines or at the time of physical transfer to the purchaser.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Hedging

The Company periodically uses hedges to reduce the impact of oil and gas price fluctuations. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended in June 1999 by Statement No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133 and in June 2000 by Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations. Companies must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

Upon adoption of SFAS No. 133 on January 1, 2001, the Company recorded a transition receivable of $18.5 million related to cash flow hedges in place that are used to reduce the volatility in commodity prices for portions of the Company’s forecasted oil production. Additionally, the Company recorded, net of tax, an adjustment to accumulated other comprehensive income in the Stockholders’ Equity section of the balance sheet of approximately $14.9 million. The amount recorded to accumulated other comprehensive income was relieved and taken to the statement of operations as the physical transactions being hedged impacted earnings. All of the Company’s cash flow hedges in place at January 1, 2001, had settled as of December 31, 2001, with the actual cash flow impact recorded in oil and gas sales in the Company’s statement of operations. At December 31, 2001, the Company had a derivative financial instrument receivable of $4.7 million related to 2002 cash flow hedges in place. During 2001, there were no significant gains or losses recognized in earnings for hedge ineffectiveness. The Company did not discontinue any hedges because of the probability that the original forecasted transaction would not occur.

Under the rules of SFAS No. 133, all derivative financial instruments are carried at fair value on the balance sheet. For derivative instruments that qualify as cash flow hedges, the effective portion of the gain or loss on a derivative instrument is reported as a component of other comprehensive income and reclassified into sales revenue in the same period or periods during which the hedged forecasted transaction affects earnings. The effective portion is determined by comparing the cumulative change in fair value of the derivative to the cumulative change in the present value of the expected cash flows of the item being hedged. To the extent the cumulative change in the derivative exceeds the cumulative change in the present value of expected cash flows, the excess, if any, is recognized currently in earnings. If the cumulative change in present value of the expected cash flows exceeds the change in fair value of the derivative, the difference is ignored. Changes in the fair value of derivative financial instruments that do not qualify for accounting treatment as hedges, if any, are recognized currently as other income or expense. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flows. Prior to the adoption of SFAS No. 133, derivative financial instruments that qualified as hedges were not recorded on the balance sheet. Gains or losses on these hedges were recognized as an adjustment to sales revenue when the related transactions being hedged affected earnings.

The Company participated in oil hedges covering 5.5 MMBbls during 2001, the impact of which increased its U.S. average oil price by 91 cents to $23.08 per Bbl, its Argentina average oil price by $1.14 to $21.80 per Bbl, and its overall average oil price by 89 cents to $21.93 per Bbl. The Company participated in oil hedges covering 9.3 MMBbls during 2000, the impact of which reduced its U.S. average oil price by $4.10 to $22.85 per Bbl and its overall average oil price by $1.86 to $25.55 per Bbl. The Company participated in oil hedges covering 1.8 MMBbls during 1999, the impact of which reduced its U.S. average oil price by 11 cents to $15.92 per Bbl and its overall average oil price by six cents to $16.92 per Bbl.

Depreciation

Depreciation of property, plant and equipment (other than oil and gas properties) is provided using the straight-line method based on estimated useful lives ranging from three to seven years.

Income Taxes

Deferred income taxes are provided on transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction of certain oil and gas exploration and development costs which are capitalized for financial reporting purposes and from differences in the methods of depreciation.

Statements of Cash Flows

Cash equivalents consist of highly liquid money-market mutual funds and bank deposits with initial maturities of three months or less.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2001, 2000 and 1999, the Company made cash payments for interest totaling $58.6 million, $48.3 million and $56.8 million, respectively. Cash payments for U.S. income taxes of $24.1 million and $19.8 million were made during 2001 and 2000, respectively. No cash payments for U.S. income taxes were made during 1999. The Company made cash payments of $77.8 million and $9.5 million during 2001 and 2000 for foreign income taxes, primarily in Argentina. No cash payments were made during 1999 for foreign income taxes.

In December 2000, the Company purchased 100 percent of the outstanding common stock of Cometra. The total purchase price included both cash and the assumption of $7.6 million in net liabilities. These net liabilities are not reflected in the Company’s 2000 statement of cash flows.

In May 2001, the Company purchased 100 percent of the outstanding common stock of Genesis (see Note 7). The total purchase price included both cash and the assumption of $154.1 million in net liabilities. These net liabilities are not reflected in the Company’s 2001 statement of cash flows.

Earnings Per Share

Basic earnings per common share were computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per common share were computed assuming the exercise of all dilutive options, as determined by applying the treasury stock method. For the years ended December 31, 2001, 2000 and 1999, the Company had outstanding stock options for 3,244,400, 714,000 and 1,635,000 additional shares of the Company’s common stock, respectively, with average exercise prices of $19.22, $20.19 and $17.70, respectively, which were antidilutive. These shares will dilute basic earnings per share in the future, if exercised, and may impact diluted earnings per share in the future, depending on the market price of the Company’s common stock.

General and Administrative Expense

The Company receives fees for the operation of jointly-owned oil and gas properties and records such reimbursements as reductions of general and administrative expense. Such fees totaled approximately $6.9 million, $4.2 million and $4.9 million in 2001, 2000 and 1999, respectively.

Lease Operating Expense

For the years ended December 31, 2001, 2000 and 1999, the Company recorded in lease operating expenses gross production taxes of $15.8 million, $17.4 million and $7.5 million, respectively, and transportation and storage expenses of $12.2 million, $10.5 million and $6.2 million, respectively.

Revenue Payable

Amounts payable to royalty and working interest owners resulting from sales of oil and gas from jointly-owned properties and from purchases of oil and gas by the Company’s marketing and gathering segments are classified as revenue payable in the accompanying financial statements.

Accounts Receivable

The Company’s oil and gas, gas marketing and gathering sales are made to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates, independent marketing companies and state-owned and major oil companies. The Company’s joint operations accounts receivable are from a large number of major and independent oil companies, partnerships, individuals and others who own interests in the properties operated by the Company.

Foreign Currency

Foreign currency transactions and financial statements are translated in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. All of the Company’s subsidiaries use the U.S. dollar as their functional currency, except for the Company’s Canadian subsidiaries, which use the Canadian dollar. Adjustments arising from translation of the Canadian subsidiaries’ financial statements are reflected in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations applicable to transactions denominated in a currency other than the Company’s or its subsidiaries’ functional currency are included in the results of operations as incurred.

The Company’s operations in Argentina represented approximately 35 percent of its 2001 total production and approximately 37 percent of the Company’s total proved reserves at December 31, 2001.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Beginning in 1991, the Argentine peso (“peso”) was tied to the U.S. dollar at a rate of one peso to one U.S. dollar. As a result of economic instability and substantial withdrawals from the banking system, in early December 2001, the Argentine government instituted restrictions that prohibit foreign money transfers without Central Bank approval and only allow cash withdrawals from bank accounts for personal transactions in small amounts with certain limited exceptions. While the legal exchange rate remained at one peso to one U.S. dollar, financial institutions were allowed to conduct only limited activity due to these controls, and currency exchange activity was effectively halted except for personal transactions in small amounts. These actions by the government in effect caused a devaluation of the peso in December 2001. On January 11, 2002, the foreign currency markets re-opened with the floating exchange rate closing at a range of 1.6 to 1.7 pesos to one U.S. dollar.

Because exchangeability of the peso was lacking from early December 2001 to January 11, 2002, the Company used the estimated exchange rate of 1.65 pesos to one U.S. dollar at January 11, 2002, (the first rate subsequent to year end at which exchanges could be made) to translate peso-denominated balances at December 31, 2001, and peso-denominated transactions during December 2001. This translation increased 2001 net income by approximately $3.3 million, consisting of a foreign currency exchange gain of approximately $2.3 million (included in “Other income (expense)” on the statement of operations) and approximately $1.0 million in reductions of certain operating expenses during December 2001.

On January 6, 2002, the Argentine government enacted an emergency law that required certain contracts that were previously payable in U.S. dollars to be payable in pesos. U.S. dollars in Argentine banks on this date were converted to pesos at a rate of 1.4 pesos to one U.S. dollar. Pursuant to the emergency law, U.S. dollar obligations between private parties due after January 6, 2002, were to be liquidated in pesos at a negotiated rate of exchange which reflects a sharing of the impact of the devaluation. The emergency law requires the obligor to make an interim payment of one peso per U.S. dollar of the claim and provided a period of 180 days for the parties to negotiate the final amount to settle the U.S. dollar obligation.

Absent the January 6, 2002, emergency law, the devaluation of the peso would have had no effect on the U.S. dollar-denominated payables and receivables at December 31, 2001. A $0.9 million gain resulting from the involuntary conversion was recorded in January, 2002.

The Company evaluated the effect of the recent events on its determination of the functional currency of its Argentina operations and it believes that its functional currency remains the U.S. dollar. Management believes that the recent changes in Argentina, some of which are expected to be temporary, do not represent a significant change in fact or circumstance sufficient to indicate a clear change in functional currency.

Cumulative Effect of Change in Accounting Principle

The Company adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition (“SAB No. 101”), in the fourth quarter of 2000, effective January 1, 2000. SAB No. 101 requires oil inventories held in storage facilities to be valued at cost. Cost is defined as lifting costs plus depreciation, depletion and amortization. The Company previously followed industry practice by valuing oil inventories at market. The cumulative effect reduced net income by $1.4 million, net of income tax effects of $0.6 million. Previously reported quarters during the year 2000 have been restated to give effect to this change in accounting principle. Additional volatility in quarterly and annually reported earnings may occur in the future as a result of fluctuations in oil inventory levels.

Transportation and Storage Costs

The Company adopted Emerging Issues Task Force Issue 00-10, Accounting for Shipping and Fees and Costs (“EITF 00-10”), in the fourth quarter of 2000. EITF 00-10 requires that transportation and storage costs be shown as an expense in the statement of operations and not deducted from revenues. The Company previously followed industry practice by deducting transportation and storage costs from revenues. The Company now records transportation and storage costs as lease operating costs. Fiscal year 1999 reflects the adoption of EITF 00-10. The adoption of EITF 00-10 did not impact net income.

Comprehensive Income

The Company applies the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (“SFAS No. 130”). The Company had a foreign currency translation loss of $25.8 million (net of $20.8 million tax benefit) for the year ended December 31, 2001, and a foreign currency translation gain of $1.2 million (net of $0.9 million tax expense) for the year ended December 31, 2000, which are included in accumulated other comprehensive income (loss) in the Stockholders’ Equity section of the accompanying balance sheets. The Company had no non-owner changes in equity other than net income during the year ended December 31, 1999.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company also recorded under SFAS No. 133 a net reduction in unrealized derivative gains, of approximately $11.9 million (net of $1.7 million tax benefit) related to oil swaps, reducing the unrealized gains to $3.0 million (net of $1.9 million tax expense) included in accumulated other comprehensive income (loss) at December 31, 2001. This net reduction consisted of the removal of the $14.9 million (net of $3.6 million tax expense) transitional asset established on January 1, 2001, for contracts in place at December 31, 2000, all of which settled in 2001, and an increase for a current period change in value of $3.0 million for contracts to be settled in the first half of 2002. The actual cash flow impact of settled oil swaps of $19.7 million, including oil swaps entered into during 2001, has been reflected in the oil and gas sales line on the Company’s statement of operations for the year ended December 31, 2001.

2.    Long-Term Debt

Long-term debt at December 31, 2001 and 2000, consisted of the following:

	2001	2000
	(In thousands)
Revolving credit facility	$411,400	$65,000
Senior subordinated notes:
9% Notes due 2005, less unamortized discount	149,837	149,796
8 5/8% Notes due 2009, less unamortized discount	99,503	99,433
9 3/4% Notes due 2009	150,000	150,000
7 7/8% Notes due 2011, less unamortized discount	199,933	—

	$1,010,673	$464,229

The Company has no long-term debt maturities prior to 2005. A total of $561.2 million of the debt shown above has maturities in 2005 and all other debt matures in 2009 or later. A portion of the 9% Notes due 2005 were redeemed in May 2002 (see Note 13). The Company had $9.5 million and $5.0 million of accrued interest payable related to its long-term debt at December 31, 2001 and 2000, respectively, included in “Other payables and accrued liabilities.”

Revolving Credit Facility

In May 2002, the Company entered into a new revolving credit facility, which required certain security and changed the facility size, the borrowing base, the required tangible net worth and the maturity date. All other terms under the new revolving credit facility are unchanged from those described below. See Note 13 for further discussion of the new facility.

At December 31, 2001, the Company had available an unsecured revolving credit facility under the Second Amended and Restated Credit Agreement dated November 30, 2000, as amended (the “Bank Facility”), between the Company and certain banks. The Bank Facility established a borrowing base ($850 million at December 31, 2001) based on the banks’ evaluation of the Company’s oil and gas reserves. The amount available to be borrowed under the Bank Facility was limited to the lesser of the borrowing base or the facility size, which was set at $625 million at December 31, 2001.

Outstanding advances bear interest payable quarterly at a floating rate based on Bank of Montreal’s alternate base rate (as defined) or, at the Company’s option, at a fixed rate for up to six months based on the Eurodollar market rate (“LIBOR”). The Company’s interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt to the borrowing base. In addition, the Company is required to pay a commitment fee of 0.50 percent per annum on the unused portion of the banks’ commitment. Total outstanding advances at December 31, 2001, were $411.4 million at an average interest rate of approximately 3.95 percent.

On a semiannual basis, the Company’s borrowing base is redetermined by the banks based upon their review of the Company’s oil and gas reserves. If the sum of outstanding senior debt exceeds the borrowing base, as redetermined, the Company is required to repay such excess. Any principal advances outstanding are due at maturity. Maturity for borrowings under the Bank Facility was November 30, 2005.

The Company had $12.3 million in letters of credit outstanding at December 31, 2001. These letters of credit relate primarily to various obligations for exploration activities in South America and bonding requirements of various state regulatory agencies for oil and gas operations. The Company’s availability under its revolving credit facility is reduced by the outstanding letters of credit.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The terms of the revolving credit facility impose certain restrictions on the Company regarding the pledging of assets and limitations on additional indebtedness. In addition, the Bank Facility required the maintenance of a minimum current ratio (as defined) and tangible net worth (as defined) of not less than $375 million plus 75 percent of the net proceeds of any future equity offerings less any impairment write downs required by GAAP or by the Securities and Exchange Commission and excluding any impact related to SFAS No. 133.

Senior Subordinated Notes

On December 20, 1995, the Company issued $150 million of its 9% Senior Subordinated Notes due 2005 (the “9% Notes”). The 9% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000. The 9% Notes mature on December 15, 2005, with interest payable semiannually on June 15 and December 15 of each year. In May 2002, the Company redeemed $100 million of the 9% Notes (see Note 13).

On February 5, 1997, the Company issued $100 million of its 8 5/8% Senior Subordinated Notes due 2009 (the “8 5/8% Notes”). The 8 5/8% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2002. The 8 5/8% Notes mature on February 1, 2009, with interest payable semiannually on February 1 and August 1 of each year.

On January 26, 1999, the Company issued $150 million of its 9 3/4% Senior Subordinated Notes due 2009 (the “9 3/4% Notes”). The 9 3/4% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2004. The 9 3/4% Notes mature on June 30, 2009, with interest payable semiannually on June 30 and December 30 of each year. All of the net proceeds to the Company from the sale of the 9 3/4% Notes (approximately $146.0 million) were used to repay a portion of the existing indebtedness under the Company’s Bank Facility.

On May 30, 2001, the Company issued $200 million of its 7 7/8% Senior Subordinated Notes due 2011 (the “7 7/8% Notes”). The 7 7/8% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 2006. In addition, prior to May 15, 2004, the Company may redeem up to 35 percent of the 7 7/8% Notes with the proceeds of certain underwritten public offerings of the Company’s common stock. The 7 7/8% Notes mature on May 15, 2011, with interest payable semiannually on May 15 and November 15 of each year. All of the net proceeds to the Company from the sale of the 7 7/8% Notes (approximately $199.9 million) were used to repay a portion of the existing indebtedness under the Company’s Bank Facility.

The 9% Notes, 8 5/8% Notes, 9 3/4% Notes and 7 7/8% Notes (collectively, the “Notes”) are unsecured senior subordinated obligations of the Company, rank subordinate in right of payment to all senior indebtedness (as defined) and rank pari passu with each other. Upon a change in control (as defined) of the Company, holders of the Notes may require the Company to repurchase all or a portion of the Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The indentures for the Notes contain limitations on, among other things, additional indebtedness and liens, the payment of dividends and other distributions, certain investments and transfers or sales of assets.

In May 2002, the Company issued $350 million of its 8 1/4% Senior Notes due 2012 (see Note 13).

3.    Capital Stock

Public Offerings and Other Issuances

On March 16, 1999, the Company’s Board of Directors (the “Board”) adopted a stockholder rights plan and declared a dividend distribution of one Preferred Share Purchase Right (a “Right”) for each outstanding share of the Company’s common stock to stockholders of record on April 5, 1999 (the “Record Date”). Each common share issued after the Record Date has also been issued a Right. The description and terms of the Rights are set forth in the Rights Agreement dated as of March 16, 1999, between the Company and the rights agent. The Rights will expire on April 5, 2009.

The Rights will be exercisable only if a person or group acquires 15 percent or more of the Company’s common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the Company’s common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $60. If the Company is acquired in a merger or other business combination transaction after a person has acquired 15 percent or more of the Company’s outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. In addition, if a person or group acquires 15 percent or more of the Company’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, a number of the Company’s common shares having a market value of twice such price. Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company’s common stock, the Rights are redeemable for one cent per Right at the option of the Board. On April 3, 2002, the stockholder rights plan was amended (see Note 13).

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 21, 1999, the Company completed a public offering of 9,000,000 shares of newly issued common stock. Net proceeds of approximately $81.2 million were used to partially fund the purchase of certain oil and gas properties from a subsidiary of Total Fina S.A. and a subsidiary of Repsol S.A. in early July 1999. On July 15, 1999, in connection with the exercise by the underwriters of a portion of the over-allotment option, the Company sold an additional 240,800 shares of common stock using the additional $2.1 million of net proceeds to reduce a portion of the indebtedness under the Company’s revolving credit facility.

Stock Plans

The Company has two fixed plans which reserve shares of common stock for issuance to key employees and directors. The Company accounts for these plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Accordingly, no compensation cost for stock options granted has been recognized. Had compensation cost for these plans been determined consistent with the provisions of SFAS No. 123, the Company’s net income and earnings per share would have been adjusted to the following pro forma amounts:

	2001	2000	1999
	(In thousands, except per share amounts)
Net income—as reported	$133,507	$195,893	$73,371
Net income—pro forma	129,237	193,252	71,130
Earnings per share—as reported:
Basic	2.12	3.13	1.27
Diluted	2.09	3.06	1.24
Earnings per share—pro forma:
Basic	2.05	3.08	1.23
Diluted	2.02	3.02	1.20

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used for options granted in 2001 include a dividend yield of 0.7 percent, expected volatility of approximately 49.1 percent, a risk-free interest rate of approximately 4.7 percent and expected lives of 4.5 years. The weighted average assumptions used for options granted in 2000 include a dividend yield of 0.6 percent, expected volatility of approximately 46.7 percent, a risk-free interest rate of approximately 6.3 percent and expected lives of 4.4 years. The weighted average assumptions used for options granted in 1999 include a dividend yield of 0.6 percent, expected volatility of approximately 38.6 percent, a risk-free interest rate of approximately 5.1 percent and expected lives of 4.2 years.

Under the 1990 Stock Plan, as amended (the “1990 Plan”), 10 percent of the total number of outstanding shares of common stock, less the total number of shares of common stock subject to outstanding awards under any other stock-based plan for employees or directors of the Company, is available for issuance to key employees and directors of the Company. The 1990 Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights and (c) restricted stock. As of December 31, 2001, awards for a total of 466,946 shares of common stock remain available for grant under the 1990 Plan.

The 1990 Plan is administered by the Board. Subject to the terms of the 1990 Plan, the Board has the authority to determine plan participants, the types and amounts of awards to be granted and the terms, conditions and provisions of awards. Options granted pursuant to the 1990 Plan may, at the discretion of the Board, be either incentive stock options or non-qualified stock options. The exercise price of incentive stock options may not be less than the fair market value of the common stock on the date of grant and the term of the option may not exceed 10 years. In the case of non-qualified stock options, the exercise price may not be less than 85 percent of the fair market value of the common stock on the date of grant. Any stock appreciation rights granted under the 1990 Plan will give the holder the right to receive cash in an amount equal to the difference between the fair market value of the share of common stock on the date of exercise and the exercise price. Restricted stock under the 1990 Plan will generally consist of shares which may not be disposed of by participants until certain restrictions established by the Board lapse.

Under the Non-Management Director Stock Option Plan (the “Director Plan”), 60,000 shares of common stock are available for issuance to the outside directors of the Company. Each outside director receives an initial option to purchase 5,000 shares of common stock during the director’s first year of service to the Company. Annually thereafter, options to purchase 1,000 shares of common stock are to be granted to each outside director. Options granted pursuant to the Director Plan are non-qualified stock options with terms not to exceed 10 years and the option exercise price must equal the fair market value of the common stock on the date of grant. As of December 31, 2001, options for a total of 16,000 shares of common stock remain available for grant under the Director Plan.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is an analysis of all option activity under the 1990 Plan and the Director Plan for 2001, 2000 and 1999:

	2001		2000		1999
	Shares	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price
Beginning stock options outstanding	5,026,592	$13.16	4,616,142	$11.61	3,606,142	$12.79
Stock options granted	1,038,000	20.87	853,000	19.62	1,070,000	7.30
Stock options canceled	(179,500)	18.53	(49,000)	13.70	—	—
Stock options exercised	(169,906)	7.24	(393,550)	8.87	(60,000)	5.94

Ending stock options outstanding	5,715,186	$14.57	5,026,592	$13.16	4,616,142	$11.61

Ending stock options exercisable	2,869,131	$13.47	2,238,142	$10.89	1,967,256	$8.94

Weighted average fair value of options granted	$9.09		$9.02		$2.24

Of the 5,715,186 options outstanding at December 31, 2001: (a) 2,230,536 options have exercise prices between $5.94 and $9.81, with a weighted average exercise price of $8.27 and a weighted average contractual life of 5.0 years (1,219,536 of these options are exercisable currently at a weighted average price of $9.11); (b) 992,150 options have exercise prices between $10.00 and $15.50, with a weighted average exercise price of $14.25 and a weighted average contractual life of 4.7 years (952,150 of these options are exercisable currently at a weighted average price of $14.24); and (c) 2,492,500 options have exercise prices between $16.06 and $22.94, with a weighted average exercise price of $20.33 and a weighted average contractual life of 7.5 years (697,445 of these options are exercisable currently at a weighted average price of $20.05).

All of the outstanding options are exercisable at various times in years 2002 through 2011. All incentive stock options and non-qualified stock options were granted at fair market value on the date of grant. Generally, options granted under the 1990 Plan have a 10-year term and provide for vesting over three years.

In addition to the above option activity, the Company has granted under the 1990 Plan 110,000 shares of restricted stock to employees during 2001. All of the shares vest over a three-year period. The related compensation expense of $2.2 million (based on the stock price on the date of grant) is being amortized over the vesting periods and during 2001 the Company recorded compensation expense of $0.5 million. As of December 31, 2001, none of the shares have vested to employees. Additional restricted stock and restricted stock rights were issued in 2002 (see Note 13).

At December 31, 2001, a total of 6,198,132 shares of the Company’s common stock are reserved for issuance pursuant to the 1990 Plan and the Director Plan.

Preferred Stock

Preferred stock at December 31, 2001, consisted of 5,000,000 authorized but unissued shares. Preferred stock may be issued from time to time in one or more series, and the Board, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Commitments and Contingencies

During 2000, the Company fulfilled its existing international drilling and work unit commitments in Yemen. The Company began Phase II of its exploration program in Yemen in March 2002 and is committed to drill two wells in the Damis S-1 concession in Yemen prior to October 2004 at an estimated total cost of $6.0 million. During 2002, the Company has drilled one well under this commitment and drilling of the second well is underway. At December 31, 2001, the Company was committed in Ecuador to drill two wells in Block 14 at an estimated cost of approximately $4.2 million each and two wells in Block 17 at an estimated cost of approximately $3.2 million each in 2002 and is committed to drill one well in the Shiripuno Block in 2003 at an estimated cost of approximately $4.2 million. During 2002, the Company has drilled one well in Block 17 under this commitment and the drilling of the second Block 17 well is in progress. The Company is also committed to perform a certain number of work units in the Chaco concession in Bolivia that it expects to complete by drilling one well in 2003 at an estimated cost of $6.3 million.

Through its December 2000 acquisition of Cometra, the Company assumed the drilling obligations of Cometra’s wholly-owned subsidiary, Cometra Trinidad Limited. These obligations required the acquisition of 15 line kilometers of 2-D seismic, 40 square kilometers of 3-D seismic and drilling of three exploratory wells. As of December 31, 2001, the Company had fulfilled the seismic requirements and had drilled two of the three exploratory wells. As discussed in Note 12, the Company sold its operations in Trinidad subsequent to December 31, 2001, and has no remaining commitment in Trinidad.

The Company had $12.3 million in letters of credit outstanding at December 31, 2001. These letters of credit relate primarily to various obligations for acquisition and exploration activities in South America and bonding requirements of various state regulatory agencies for oil and gas operations. The Company’s availability under its Bank Facility is reduced by the outstanding letters of credit.

Rent expense was $2.9 million, $2.3 million and $1.8 million for 2001, 2000 and 1999, respectively. The future minimum commitments under long-term, non-cancellable leases for office space are $2.7 million, $2.7 million, $2.8 million, $4.4 million and $2.0 million for the years 2002 through 2006, respectively, with $0.8 million remaining in years thereafter.

On November 5, 1996, the Province of Santa Cruz, Argentina brought suit against the Company’s subsidiary Cadipsa S.A. in the Corte Suprema de Justicia de la Nacion (the Supreme Court of Justice of the Argentine Republic, Buenos Aires, Argentina), Dossier No. s-1451, seeking to recover approximately $10.6 million (which sum includes interest) allegedly due as additional royalties on four concessions granted in 1990 in which the Company currently owns 100 percent working interest. The Company and its predecessors in title have been paying royalties at an eight percent rate; the Province of Santa Cruz claimed the rate should be 12 percent. On May 19, 2000, the Company announced it had received notice of an adverse decision regarding this suit. As a result of the court’s decision, the Company has recorded a one-time charge to “Other income (expense)” in the second quarter of 2000 for approximately $25.1 million ($16.3 million after-tax). Further, the Company believes that it is entitled to partial indemnification by a third party with respect to the decision, although no amount has been recorded for such indemnification. The pre-tax amount remaining to be paid of 1 million pesos ($600,000) is included in “Other payables and accrued liabilities” in the accompanying balance sheet. The impact of the decision on the Company’s Argentina production, reserves and present value was not material.

The Company is a defendant in various lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. In the opinion of management, none of the various other pending lawsuits and proceedings should have a material adverse impact on the Company’s financial position or results of operations.

5.	Financial Instruments

Price Risk Management

The Company periodically uses hedges to reduce the impact of oil and natural gas price fluctuations on its operating results and cash flows. These hedging agreements typically entitle the Company to receive payments from (or require it to make payments to) the counterparties based upon the differential between a fixed price and a floating price based on a published index. The Company’s hedging activities are conducted with major corporations and investment and commercial banks which the Company believes are minimal credit risks. The Board of Directors has approved risk management policies and procedures to utilize financial products for the reduction of defined commodity price risks. These policies prohibit speculation with derivatives and limit swap agreements to counterparties with appropriate credit standings.

At December 31, 2001, the Company was a party to oil price swap agreements for various periods of 2002 covering 0.9 MMBbls at a weighted average NYMEX reference price of $25.54 per Bbl. The Company continues to monitor oil and gas prices and may enter into additional oil and gas hedges or swaps in the future.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The Company estimates the value of the Notes (see Note 2) based on quoted market prices. The Company estimates the value of its other long-term debt based on the estimated borrowing rates currently available to the Company for long-term loans with similar terms and remaining maturities. The estimated fair value of the Company’s long-term debt at December 31, 2001 and 2000, was $1.02 billion and $475.2 million, respectively, compared with a carrying value of $1.01 billion and $464.2 million, respectively.

The fair value of commodity swap agreements is the amount at which they could be settled, based on quoted market prices. At December 31, 2001 and 2000, the Company would have received approximately $4.7 million and $18.5 million, respectively, to terminate its oil swap agreements then in place. The carrying value of other financial instruments approximates fair value because of the short maturity of those instruments.

6.    Income Taxes

Income from continuing operations before income taxes and cumulative effect of change in accounting principle is composed of the following:

	2001	2000	1999
	(In thousands)
Domestic	$117,240	$123,951	$33,097
Foreign	87,719	166,428	64,603

	$204,959	$290,379	$97,700

The total provision (benefit) for income taxes, excluding amounts related to the Company’s discontinued operations in Trinidad, consists of the following:

	2001	2000	1999
	(In thousands)
Current:
Domestic	$46,486	$17,053	$1,036
Foreign	34,049	51,805	4,918
Deferred:
Domestic	(2,087)	32,460	11,730
Foreign	(7,633)	(8,358)	6,645

	$70,815	$92,960	$24,329

A reconciliation of the U.S. federal statutory income tax rate to the effective rate is as follows:

	2001	2000	1999
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income tax	3.9	3.9	3.9
Foreign operations	(3.7)	(2.8)	(2.9)
Effect of conversion of foreign production sharing contracts	—	(4.0)	—
Argentina NOL valuation allowance reversal	—	—	(5.8)
Argentina NOL carryforward utilization	—	—	(5.2)
U.S. federal income tax credits	(0.8)	—	(0.1)
Other	0.2	(0.1)	—

	34.6%	32.0%	24.9%

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the Company’s net deferred tax liability, excluding amounts related to the Company’s discontinued operations in Trinidad, as of December 31, 2001 and 2000, are as follows:

	2001	2000
	(In thousands)
Deferred Tax Assets:
U.S. federal and state net operating loss carryforwards	$1,073	$976
Foreign NOL carryforwards	34,724	16,291
Foreign tax credit carryforwards	3,559	—
Other temporary book/tax differences	3,385	7,832

	42,741	25,099

Deferred Tax Liabilities:
Book/tax differences in property basis	201,710	58,057
Other temporary book/tax differences	7,693	294

	209,403	58,351

Net deferred tax liability	$166,662	$33,252

Earnings of the Company’s foreign subsidiaries are subject to foreign income taxes. No U.S. deferred tax liability will be recognized related to the unremitted earnings of these foreign subsidiaries, as it is the Company’s intention, generally, to reinvest such earnings permanently. The amount of the unrecognized deferred tax liability related to these unremitted earnings is not practicable to determine at this time. The Company has a Bolivian income tax net operating loss (“NOL”) carryforward of approximately $57 million that does not expire and an Ecuadorian income tax NOL carryforward of approximately $5 million that expires in varying annual amounts over a five-year period beginning in 2002, both of which can be used to offset its future income tax liabilities. In addition to its NOL in Ecuador, the Company also has a $22.6 million deferred devaluation loss carryforward that is available to offset future taxable income. No asset has been recorded for this loss carryforward, which expires in 2009. The income tax benefit will be recorded in the period in which the loss carryforward is utilized. The Company also has an Argentine income tax NOL at December 31, 2001, of approximately 91 million pesos ($55 million) in its recently acquired subsidiary, Vintage Petroleum Argentina S.A., that expires in varying annual amounts over a five-year period beginning in 2002 and can be used to offset future income tax liabilities.

The Company fully utilized its U.S. federal regular tax NOL carryforward in 2000, and its alternative minimum tax credit carryforward in 2001. The Company also has various state NOL carryforwards which have varying lengths of allowable carryforward periods ranging from five to 20 years and can be used to offset future state taxable income.

7.    Significant Acquisition

On May 2, 2001, the Company completed the acquisition of Canadian-based Genesis for total consideration of $617 million, including transaction costs and the assumption of the estimated net indebtedness of Genesis at closing (the “Genesis Acquisition”). The cash portion of the acquisition price was paid through advances under the Company’s revolving credit facility and cash on hand. The Genesis Acquisition was accounted for using purchase accounting and, as such, only eight months of Genesis activity are included in the Company’s statement of operations for the year ended December 31, 2001.

The Company acquired 62.1 million barrels of oil equivalent (“BOE”) of proved reserves in the transaction with Genesis, consisting of approximately 27.5 MMBbls of oil and 207.7 Bcf of gas. Proved undeveloped reserves of oil and gas account for 33 percent of the total proved reserves acquired. In addition, the Company estimates that the properties have significant upside potential which may be realized through its 2002 work program and beyond. The reserves acquired in the Genesis Acquisition are located primarily in the provinces of Alberta and Saskatchewan, with significant exploration exposure in the Northwest Territories.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition to reserves, the Company acquired over one million net undeveloped acres located in Alberta and Saskatchewan along with a significant portion, aggregating to 440,000 net acres, in the Northwest Territories. The Company estimates the acquisition cost of proved reserves was approximately $9.06 per BOE, exclusive of $54 million allocated to undeveloped acreage.

The Genesis Acquisition purchase price was allocated as of May 2, 2001, as follows (in thousands):

	C$	US$ (a)
Total purchase price	$944,423	$616,866
Long-term debt assumed	(135,000)	(88,178)
Negative working capital assumed	(100,854)	(65,874)

Amount paid	708,569	462,814
Net assets at May 2, 2001	(221,000)	(144,350)

Excess of purchase price over net assets at May 2, 2001	$487,569	$318,464

Allocation of excess of purchase price over net assets:

Fair market value adjustment to oil and gas properties	$394,584	$257,729
Goodwill	268,763	175,547
Increase in deferred income taxes	(170,347)	(111,265)
Increase in accrued liabilities	(5,431)	(3,547)

	$487,569	$318,464

(a)	Converted at the May 2, 2001, exchange rate of US$1/C$1.5310.

If the Genesis Acquisition had been consummated as of January 1, 2000, the Company’s unaudited pro forma revenues and net income for the years ended December 31, 2001 and 2000, would have been as shown below; however, such pro forma information is not necessarily indicative of what actually would have occurred had the transaction occurred on such date.

	2001	2000
	(In thousands, except per share amounts)
Revenues	$968,277	$935,971
Income from continuing operations before cumulative effect of change in accounting principle	131,754	174,423
Net income	131,117	172,943
Basic Income Per Share:
Income from continuing operations before cumulative effect of change in accounting principle	$2.09	$2.78
Net income	2.08	2.76
Diluted Income Per Share:
Income from continuing operations before cumulative effect of change in accounting principle	$2.06	$2.73
Net income	2.05	2.70

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Segment Information

The Company applies Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company’s reportable business segments have been identified based on the differences in products or services provided. Revenues for the exploration and production segment are derived from the production and sale of natural gas and crude oil. Revenues for the gathering segment arise from the transportation and sale of natural gas and crude oil. The gas marketing segment generates revenue by earning fees through the marketing of Company-produced gas volumes and the purchase and resale of third party-produced gas volumes. The Company evaluates the performance of its operating segments based on operating income.

Operations in the gathering/plant and gas marketing industries are in the United States. The Company operates in the oil and gas exploration and production segment in the United States, South America, Yemen and, beginning in December 2000, Canada. The financial information related to the Company’s discontinued operations in Trinidad has been excluded for all periods presented (see Note 12), except for total assets at the end of each period. Summarized financial information for the Company’s reportable segments is shown below and on the following page.

	Exploration and Production
2001	U.S.	Canada	Argentina	Bolivia	Ecuador	Other Foreign
	(in thousands)
Revenues from external customers	$386,344	$86,274	$243,329	$17,648	$24,270	$—
Intersegment revenues	—	—	—	—	—	—
Depreciation, depletion and amortization expense	60,426	52,072	44,252	5,033	2,933	—
Impairment of oil and gas properties	9,555	18,895	600	—	—	—
Segment operating income (loss)	196,894	(34,845)	137,459	8,230	12,025	(3,153)
Total assets	477,415	818,564	530,201	119,655	58,117	21,263
Capital investments	61,821	689,308	119,105	1,030	11,399	3,073
Long-lived assets	436,327	795,000	475,418	93,572	49,724	20,462

2001	Gathering/ Plant	Gas Marketing	Corporate	Total
	(in thousands)
Revenues from external customers	$17,032	$130,209	$4,381	$909,487
Intersegment revenues	—	1,968	—	1,968
Depreciation, depletion and amortization expense	1,326	—	2,902	168,944
Impairment of oil and gas properties	—	—	—	29,050
Segment operating income (loss)	(2,053)	3,836	1,479	319,872
Total assets	8,456	8,459	54,658	2,096,788
Capital investments	1,256	—	5,870	892,862
Long-lived assets	5,798	—	7,835	1,884,136

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Exploration and Production
2000	U.S.	Canada	Argentina	Bolivia	Ecuador	Other Foreign
	(in thousands)
Revenues from external customers	$346,574	$2,281	$256,234	$19,535	$30,613	$—
Intersegment revenues	—	—	—	—	—	—
Depreciation, depletion and amortization expense	53,184	586	33,077	7,421	2,067	—
Impairment of oil and gas properties	225	—	—	—	—	—
Segment operating income (loss)	192,508	1,040	170,301	(3,796)	19,904	(6,121)
Total assets	524,588	57,564	459,219	126,399	50,223	21,030
Capital investments	64,124	52,788	92,885	28,740	(3,354)	20,132
Long-lived assets	477,198	53,306	401,702	97,526	41,659	20,541

2000	Gathering/ Plant	Gas Marketing	Corporate	Total
	(in thousands)
Revenues from external customers	$19,998	$128,836	$2,148	$806,219
Intersegment revenues	2,080	2,372	—	4,452
Depreciation, depletion and amortization expense	1,567	—	2,207	100,109
Impairment of oil and gas properties	—	—	—	225
Segment operating income (loss)	1,380	5,049	(60)	380,205
Total assets	13,479	35,977	49,918	1,338,397
Capital investments	299	—	2,334	257,948
Long-lived assets	5,862	—	4,940	1,102,734

	Exploration and Production
1999	U.S.	Argentina	Bolivia	Ecuador	Other Foreign
	(in thousands)
Revenues from external customers	$275,486	$142,374	$5,786	$10,316	$—
Intersegment revenues	—	—	—	—	—
Depreciation, depletion and amortization expense	70,520	29,496	2,380	1,323	—
Impairment of oil and gas properties	3,306	—	—	—	—
Segment operating income (loss)	112,902	77,033	(1,289)	6,714	(4,761)
Total assets	520,443	379,099	107,847	59,634	6,528
Capital investments	51,571	131,551	30,789	16,091	7,482
Long-lived assets	476,153	342,179	88,292	49,853	6,528

1999	Gathering/ Plant	Gas Marketing	Corporate	Total
	(in thousands)
Revenues from external customers	$6,955	$60,275	$1,736	$502,928
Intersegment revenues	1,350	1,285	—	2,635
Depreciation, depletion and amortization expense	1,400	—	2,688	107,807
Impairment of oil and gas properties	—	—	—	3,306
Segment operating income (loss)	402	2,725	(952)	192,774
Total assets	6,372	6,601	81,610	1,168,134
Capital investments	680	—	1,989	240,153
Long-lived assets	3,629	—	4,718	971,352

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intersegment sales are priced in accordance with terms of existing contracts and current market conditions. Capital investments include expensed exploratory costs. Corporate general and administrative costs and interest costs are not allocated to segments.

During 2001, sales to two crude oil purchasers of the exploration and production segment represented approximately 12 percent and 11 percent, respectively, of the Company’s total revenues (exclusive of eliminations of intersegment sales, the impact of hedges and $26.9 million of gains on the sale of oil and gas properties). During 2000, sales to two crude oil purchasers of the exploration and production segment represented approximately 17 percent and 12 percent, respectively, of the Company’s total revenues (exclusive of eliminations of intersegment sales and the impact of hedges). During 1999, sales to two crude oil purchasers of the exploration and production segment represented approximately 14 percent and 11 percent, respectively, of the Company’s total revenues (exclusive of eliminations of intersegment sales, the impact of hedges and $55.0 million of gains on the sales of oil and gas properties).

9.    Detail of Prepaids and Other Current Assets

	2001	2000
	(In thousands)
Property divestiture proceeds receivable	$7,287	$—
Other prepaids and current assets	30,348	13,946

	$37,635	$13,946

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Quarterly Results (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000. All of the quarters for 2001 and the fourth quarter of 2000 have been restated to exclude the Company’s discontinued operations in Trinidad, except net income and income per share (see Note 12).

	Quarter Ended
	Mar. 31		Jun. 30		Sept. 30		Dec. 31
	(In thousands, except per share amounts)
2001(c)
Revenues	$275,499		$252,009		$193,892		$188,086
Operating income	120,276		100,031		28,074	(d)	21,306	(d)
Provision (benefit) for income taxes	38,599		31,807		1,809		(1,399)
Net income	70,698		52,219		6,242	(d)	4,348	(d)
Income per share:
Basic	1.12		.83		.10	(d)	.07	(d)
Diluted	1.10		.81		.10	(d)	.07	(d)
2000
Revenues	$162,391		$156,266	(b)	$229,981		$257,581
Operating income	73,701		53,783	(b)	100,995		110,337	(d)
Cumulative effect of change in accounting principle	(1,422)		—		—		—
Provision for income taxes	20,580		14,800		30,837		26,743
Net income	38,284	(a)	27,059	(b)	58,548		72,002	(d)
Income per share:
Basic	.61	(a)	.43	(b)	.93		1.15	(d)
Diluted	.60	(a)	.42	(b)	.92		1.12	(d)

(a)	Net income for the quarter ended March 31, 2000, includes the cumulative effect of a change in accounting principle, net of tax, of $1.4 million, or two cents per share.
(b)
The quarter ended June 30, 2000, includes a reduction in revenues of $25.1 million ($16.3 million net of tax, or 25 cents per share), related to a non-recurring charge resulting from an Argentina litigation loss related to a royalty dispute.

(c)	The quarters ended June 30, 2001, September 30, 2001, and December 31, 2001 include the results of Genesis (see Note 7).
(d)
The quarters ended December 31, 2000, September 30, 2001, and December 31, 2001, include impairments of oil and gas properties of $0.2 million ($0.1 million net of tax, or zero cents per share), $10.7 million ($6.5 million net of tax, or $0.10 per share) and $18.3 million ($11.3 million net of tax, or $0.18 per share), respectively.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    Supplementary Financial Information for Oil and Gas Producing Activities

Results of Operations from Oil and Gas Producing Activities

The following sets forth certain information with respect to the Company’s results of operations from oil and gas producing activities for the years ended December 31, 2001, 2000 and 1999. The Company began operations in Canada in December 2000. The results of operations related to the Company’s discontinued operations in Trinidad have been excluded for all periods presented (see Note 12).

	2001
	U.S.	Canada	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Revenues	$359,471	$86,277	$243,329	$17,648	$24,270	$—	$730,995
Production (lifting) costs	106,680	32,567	61,018	4,385	8,901	—	213,551
Exploration costs	12,789	5,645	—	—	411	3,153	21,998
Impairment of proved properties	9,555	18,895	600	—	—	—	29,050
Depreciation, depletion and amortization	60,426	52,072	44,252	5,033	2,933	—	164,716

Results of operations before income taxes	170,021	(22,902)	137,459	8,230	12,025	(3,153)	301,680
Income tax expense (benefit)	66,138	(8,112)	41,238	2,058	3,005	(1,104)	103,223

Results of operations (excluding corporate overhead and interest costs)	$103,883	$(14,790)	$96,221	$6,172	$9,020	$(2,049)	$198,457

	2000
	U.S.	Canada	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Revenues	$348,305	$2,281	$281,334	$19,535	$30,613	$—	$682,068
Production (lifting) costs	96,386	503	52,856	3,777	6,116	—	159,638
Exploration costs	4,271	152	—	12,133	2,526	6,121	25,203
Impairment of proved properties	225	—	—	—	—	—	225
Depreciation, depletion and amortization	53,184	586	33,077	7,421	2,067	—	96,335

Results of operations before income taxes	194,239	1,040	195,401	(3,796)	19,904	(6,121)	400,667
Income tax expense (benefit)	75,559	447	68,390	(949)	4,976	(2,142)	146,281

Results of operations (excluding corporate overhead and interest costs)	$118,680	$593	$127,011	$(2,847)	$14,928	$(3,979)	$254,386

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	1999
	U.S.	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Revenues	$220,495	$142,374	$5,786	$10,316	$—	$378,971
Production (lifting) costs	80,516	35,845	3,024	2,279	—	121,664
Exploration costs	8,242	—	1,671	—	4,761	14,674
Impairment of proved properties	3,306	—	—	—	—	3,306
Depreciation, depletion and amortization	70,520	29,496	2,380	1,323	—	103,719

Results of operations before income taxes	57,911	77,033	(1,289)	6,714	(4,761)	135,608
Income tax expense (benefit)	22,527	16,695	(438)	—	(1,666)	37,118

Results of operations (excluding corporate overhead and interest costs)	$35,384	$60,338	$(851)	$6,714	$(3,095)	$98,490

Capitalized Costs and Costs Incurred Relating to Oil and Gas Producing Activities

The capitalized costs incurred related to the Company’s discontinued operations in Trinidad have been excluded for all periods presented (see Note 12). The Company’s net investment in oil and gas properties at December 31, 2001 and 2000, was as follows:

	2001
	U.S.	Canada	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Unproved properties not being amortized	$19,188	$60,393	$—	$—	$—	$20,427	$100,008
Proved properties being amortized	919,399	647,888	652,832	114,429	56,075	35	2,390,658

Total capitalized costs	938,587	708,281	652,832	114,429	56,075	20,462	2,490,666
Less accumulated depreciation, depletion and amortization	506,719	70,271	177,414	20,857	6,351	—	781,612

Net capitalized costs	$431,868	$638,010	$475,418	$93,572	$49,724	$20,462	$1,709,054

	2000
	U.S.	Canada	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Unproved properties not being amortized	$20,446	$3,922	$—	$—	$—	$20,542	$44,910
Proved properties being amortized	944,582	49,981	533,727	113,399	45,086	—	1,686,775

Total capitalized costs	965,028	53,903	533,727	113,399	45,086	20,542	1,731,685
Less accumulated depreciation, depletion and amortization	493,149	596	132,025	15,873	3,427	—	645,070

Net capitalized costs	$471,879	$53,307	$401,702	$97,526	$41,659	$20,542	$1,086,615

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following sets forth certain information with respect to costs incurred (exclusive of general support facilities) in the Company’s oil and gas activities during 2001, 2000 and 1999:

	2001
	U.S.	Canada	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Acquisitions:
Undeveloped properties	$1,455	$59,033	$—	$—	$—	$338	$60,826
Producing properties	2,506	562,444	42,267	—	—	—	607,217
Exploratory	20,963	24,839	—	—	411	2,700	48,913
Development	36,897	42,992	76,838	1,030	10,988	35	168,780

Total costs incurred	$61,821	$689,308	$119,105	$1,030	$11,399	$3,073	$885,736

	2000
	U.S.	Canada	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Acquisitions:
Undeveloped properties	$2,176	$3,614	$—	$225	$265	$450	$6,730
Producing properties	6,035	47,927	43,428	—	(5,942)	—	91,448
Exploratory	23,841	212	—	27,532	1,494	19,682	72,761
Development	32,072	1,035	49,457	983	829	—	84,376

Total costs incurred	$64,124	$52,788	$92,885	$28,740	$(3,354)	$20,132	$255,315

	1999
	U.S.	Argentina	Bolivia	Ecuador	Other	Total
	(In thousands)
Acquisitions:
Undeveloped properties	$510	$—	$—	$—	$600	$1,110
Producing properties	31,662	121,015	—	14,110	—	166,787
Exploratory	10,316	—	27,834	—	6,882	45,032
Development	9,083	10,536	2,955	1,981	—	24,555

Total costs incurred	$51,571	$131,551	$30,789	$16,091	$7,482	$237,484

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated Quantities of Proved Oil and Gas Reserves (Unaudited)

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The following is an analysis of the Company’s proved oil and gas reserves located in the United States, Argentina, Ecuador and Trinidad as estimated by the independent petroleum consultants of Netherland, Sewell & Associates, Inc., in Bolivia as estimated by the independent petroleum consultants of DeGolyer and MacNaughton and in Canada as estimated by the independent petroleum consultants of Outtrim Szabo Associates Ltd.

As discussed in Note 1, the Argentine government took actions which, in effect, caused the devaluation of the peso in early December 2001. Consistent with the assumptions used for the financial statements, as described in Note 1, the Company used the estimated exchange rate of 1.65 pesos to one U.S. dollar to translate peso-denominated future production, development and abandonment costs in estimating proved oil and gas reserves. The resulting reduction in the U.S. dollar cost of these expenses increased the Company’s proved reserves in Argentina by approximately 10.9 million BOE at December 31, 2001. As discussed in Note 13, in February 2002, the Argentine government also imposed a 20 percent excise tax on oil exports, effective March 1, 2002. The tax is limited by law to a term of no more than five years. Had this export tax been in effect at December 31, 2001, it would not have materially affected the Company’s proved reserve quantities in Argentina.

	Oil (MBbls)
	U.S.	Canada	Argentina	Bolivia	Ecuador	Trinidad	Total
Proved reserves at December 31, 1998	57,207	—	74,841	8,364	24,045	—	164,457
Revisions of previous estimates	52,684	—	24,496	(1,952)	1,709	—	76,937
Extensions, discoveries and other additions	110	—	—	1,746	—	—	1,856
Production	(8,643)	—	(7,560)	(77)	(597)	—	(16,877)
Purchase of reserves-in-place	10,343	—	44,694	—	23,039	—	78,076
Sales of reserves-in-place	(1,259)	—	—	—	—	—	(1,259)

Proved reserves at December 31, 1999	110,442	—	136,471	8,081	48,196	—	303,190
Revisions of previous estimates	397	—	18,501	(1,125)	2,540	—	20,313
Extensions, discoveries and other additions	329	—	—	—	—	—	329
Production	(9,044)	(19)	(9,406)	(131)	(1,261)	—	(19,861)
Purchase of reserves-in-place	447	2,407	11,970	—	—	—	14,824
Sales of reserves-in-place	(235)	—	—	—	—	—	(235)

Proved reserves at December 31, 2000	102,336	2,388	157,536	6,825	49,475	—	318,560
Revisions of previous estimates	(11,727)	(8,719)	16,899	(589)	2,257	—	(1,879)
Extensions, discoveries and other additions	487	2,185	216	—	—	1,188	4,076
Production	(8,409)	(1,539)	(10,548)	(101)	(1,375)	(2)	(21,974)
Purchase of reserves-in-place	—	27,493	11,724	—	—	—	39,217
Sales of reserves-in-place	(5,739)	—	—	—	—	—	(5,739)

Proved reserves at December 31, 2001	76,948	21,808	175,827	6,135	50,357	1,186	332,261

Proved developed oil reserves at:
December 31, 1999	94,722	—	90,125	6,414	5,524	—	196,785

December 31, 2000	90,774	1,558	94,191	5,668	3,915	—	196,106

December 31, 2001	66,656	13,259	101,145	4,670	6,054	545	192,329

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Gas (MMcf)						Total
	U.S.	Canada	Argentina	Bolivia	Trinidad	Total	(MBOE)
Proved reserves at December 31, 1998	385,512	—	12,024	409,297	—	806,833	298,929
Revisions of previous estimates	32,505	—	25,222	21,129	—	78,856	90,080
Extensions, discoveries and other additions	1,844	—	—	88,424	—	90,268	16,901
Production	(39,150)	—	(4,682)	(4,522)	—	(48,354)	(24,936)
Purchase of reserves-in-place	14,947	—	81,072	—	—	96,019	94,079
Sales of reserves-in-place	(34,633)	—	—	—	—	(34,633)	(7,031)

Proved reserves at December 31, 1999	361,025	—	113,636	514,328	—	988,989	468,022
Revisions of previous estimates	39,123	—	13,990	(41,521)	—	11,592	22,245
Extensions, discoveries and other additions	34,990	—	—	—	—	34,990	6,160
Production	(35,764)	(312)	(8,705)	(8,948)	—	(53,729)	(28,816)
Purchase of reserves-in-place	1,376	39,790	2,278	—	—	43,444	22,065
Sales of reserves-in-place	(2,078)	—	—	—	—	(2,078)	(581)

Proved reserves at December 31, 2000	398,672	39,478	121,199	463,859	—	1,023,208	489,095
Revisions of previous estimates	(16,640)	(21,092)	18,768	4,889	—	(14,075)	(4,225)
Extensions, discoveries and other additions	5,045	32,157	44	—	64,409	101,655	21,018
Production	(34,168)	(22,132)	(10,253)	(9,088)	—	(75,641)	(34,581)
Purchase of reserves-in-place	—	207,701	1,636	—	—	209,337	74,107
Sales of reserves-in-place	(27,760)	—	—	—	—	(27,760)	(10,366)

Proved reserves at December 31, 2001	325,149	236,112	131,394	459,660	64,409	1,216,724	535,048

Proved developed gas reserves at:
December 31, 1999	302,444	—	92,696	415,743	—	810,883	331,932

December 31, 2000	333,453	33,405	41,822	385,623	—	794,303	328,490

December 31, 2001	252,062	206,539	48,689	346,148	25,085	878,523	338,750

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (“Standardized Measure”) is a disclosure requirement under Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions which are not taken into account in calculating the Standardized Measure.

Under the Standardized Measure, future cash inflows were estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production, development and abandonment costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company’s tax basis in the associated proved oil and gas properties. Tax credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

The translation of the peso-denominated future production, development and abandonment costs in Argentina discussed above and the resulting reduction in the U.S. dollar cost of these expenses increased the Company’s Standardized Measure by approximately $68.2 million at December 31, 2001. Had the Argentina oil export tax discussed above been in effect at December 31, 2001, and if it had been applied to 100 percent of the Company’s Argentina oil production, it would have reduced the Company’s Standardized Measure by approximately $98.8 million.

Set forth below is the Standardized Measure relating to proved oil and gas reserves at December 31, 2001 and 2000:

	2001
	U.S.	Canada	Argentina	Bolivia	Ecuador	Trinidad	Total
	(In thousands)
Future cash inflows	$2,131,498	$930,656	$2,885,530	$450,358	$528,726	$78,730	$7,005,498
Future production costs	929,408	299,818	1,152,217	47,277	242,802	43,949	2,715,471
Future development and abandonment costs	231,237	73,795	340,597	50,950	169,440	5,139	871,158

Future net cash inflows before income tax expense	970,853	557,043	1,392,716	352,131	116,484	29,642	3,418,869
Future income tax expense	271,409	141,784	323,109	80,911	11,339	11,966	840,518

Future net cash flows	699,444	415,259	1,069,607	271,220	105,145	17,676	2,578,351
10 percent annual discount for estimated timing of cash flows	296,603	143,552	484,570	147,612	54,639	13,234	1,140,210

Standardized Measure of discounted future net cash flows	$402,841	$271,707	$585,037	$123,608	$50,506	$4,442	$1,438,141

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2000
	U.S.	Canada	Argentina	Bolivia	Ecuador	Total
	(In thousands)
Future cash inflows	$6,484,886	$355,171	$3,757,493	$572,917	$660,374	$11,830,841
Future production costs	1,656,100	45,558	1,221,302	48,796	208,957	3,180,713
Future development and abandonment costs	221,193	12,696	281,555	51,900	139,990	707,334

Future net cash inflows before income tax expense	4,607,593	296,917	2,254,636	472,221	311,427	7,942,794
Future income tax expense	1,675,283	110,332	665,236	97,473	58,225	2,606,549

Future net cash flows	2,932,310	186,585	1,589,400	374,748	253,202	5,336,245
10 percent annual discount for estimated timing of cash flows	1,366,053	39,435	682,169	200,329	97,138	2,385,124

Standardized Measure of discounted future net cash flows	$1,566,257	$147,150	$907,231	$174,419	$156,064	$2,951,121

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

The following is an analysis of the changes in the Standardized Measure during 2001, 2000 and 1999:

	2001	2000	1999
	(In thousands)
Standardized Measure—beginning of year	$2,951,121	$2,247,237	$648,222
Increases (decreases)—
Sales, net of production costs	(517,808)	(522,545)	(255,260)
Net change in sales prices, net of production costs	(2,404,154)	1,131,540	1,218,764
Discoveries and extensions, net of related future development and production costs	83,976	148,727	62,427
Changes in estimated future development costs	(123,254)	(87,127)	(52,195)
Development costs incurred	163,122	93,276	21,472
Revisions of previous quantity estimates	(8,646)	267,178	732,703
Accretion of discount	433,862	298,963	70,357
Net change in income taxes	911,566	(645,108)	(687,057)
Purchase of reserves-in-place	368,552	278,740	496,237
Sales of reserves-in-place	(141,509)	(4,787)	(54,135)
Timing of production of reserves and other	(278,687)	(254,973)	45,702

Standardized Measure—end of year	$1,438,141	$2,951,121	$2,247,237

In 2001, discoveries and extensions, net of future development and production costs includes an increase to the standardized measure of $9.8 million and net changes in income taxes includes a decrease to the standardized measure of $5.4 million related to the Company’s operations in Trinidad.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.  Discontinued Operations

On July 30, 2002, the Company completed the sale of its operations in Trinidad. The Company received $40 million in cash and recorded a gain of approximately $31.9 million ($14.9 million after income taxes), subject to post-closing adjustments.

In accordance with the rules established by SFAS No. 144, the Company’s Trinidad operations are accounted for as discontinued operations in the accompanying consolidated financial statements. Prior period statements have been restated to reflect the discontinued operation classifications. Summarized financial information for the Company’s Trinidad operation is as follows (in thousands):

	2001	2000
Loss from discontinued operations	$(980)	$(104)
Deferred tax benefit	(343)	—

	$(637)	$(104)

	December 31,
	2001	2000
Current assets	$1,274	$389
Property, plant and equipment	7,898	2,321

	9,172	2,710
Current liabilities	(972)	(20)

Net assets	$8,200	$2,690

In accordance with SFAS No. 144, the assets of the Company’s Trinidad operations were reclassified as “Assets to be sold” and the liabilities were reclassified into “Other payables and accrued liabilities” in the Company’s consolidated balance sheets as of December 31, 2001 and 2000.

13.  Subsequent Events

Foreign Operations

On January 6, 2002, the Argentine government enacted an emergency law that required certain contracts that were previously payable in U.S. dollars to be payable in pesos (see Note 1).

On February 13, 2002, the Argentine government announced a 20 percent tax on oil exports, effective March 1, 2002. The tax is limited by law to a term of no more than five years. The Company currently exports approximately 70 percent of its Argentina oil production. However, management believes that this export tax will have the effect of decreasing all future Argentina oil revenues (not only export revenues) by the tax rate for the duration of the tax. The U.S. dollar equivalent value for domestic Argentina oil sales (now paid in pesos) has generally moved to parity with the U.S. dollar-denominated export values, net of the export tax. The adverse impact of this tax will be partially offset by the net cost savings resulting from the devaluation of the peso on peso-denominated costs and will be further reduced by the Argentina income tax savings related to deducting the impact of the export tax. The export tax is not deducted in the calculation of royalty payments. At December 31, 2001, the imposition of the export tax would not have had a material impact on the Company’s assessment of impairment of its oil and gas properties in Argentina.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment assessment only method.

Under the new rule, the Company had a six-month transitional period from the effective date of the adoption to perform an initial assessment of whether there was an indication that the carrying value of goodwill was impaired. This assessment was made by comparing the fair value of the Canadian reporting unit, as determined in accordance with SFAS No. 142, to its book value. If the fair value was less than the book value, an impairment would be indicated and the Company would be required to perform a second test no later than December 31, 2002, to measure the amount of the impairment. Any initial impairment would be taken as a cumulative effect of change in accounting principle retroactive to January 1, 2002. In future years, this assessment must be conducted at least annually and any such impairment must be recorded as a charge to operating earnings.

The Company completed its initial assessment and recorded a non-cash charge of $60.5 million in 2002. Decreases in oil and gas price expectations from the May 2, 2001, acquisition of Genesis to January 1, 2002, and certain downward revisions recorded to the Company’s Canadian oil and gas reserves at December 31, 2001, were the primary factors that led to the goodwill impairment. The charge was recorded as a cumulative effect of change in accounting principle retroactive to January 1, 2002, in accordance with the provisions of SFAS No. 142.

The Company engaged an independent appraisal firm to determine the fair value of its Canadian reporting unit as of January 1, 2002. This fair value determination was made principally on the basis of present value of future after tax cash flows, although other valuation methods were considered. The book value of the Canadian reporting unit exceeded the fair value determined by the independent appraisal firm, indicating a possible impairment of goodwill. The Company then calculated the implied fair value of the goodwill by deducting the fair value of all net assets of the Canadian reporting unit from the fair value of the Canadian reporting unit determined in step one of the assessment. The carrying value of the goodwill exceeded this calculated implied fair value of the goodwill at January 1, 2002, resulting in the impairment charge.

Long-term Debt

On May 2, 2002, the Company issued, through a Rule 144A offering, $350 million of its 8  1/4% Senior Notes due 2012 (the “8  1/4% Notes”). All of the net proceeds were used to repay a portion of the outstanding balance under the Company’s revolving credit facility and to redeem $100 million of the 9% Notes. The 8  1/4% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2007. In addition, on or before May 1, 2005, the Company may redeem up to 35 percent of the 8  1/4 Notes with the proceeds of certain underwritten public offerings of the Company’s common stock. The 8  1/4% Notes mature on May 1, 2012, with interest payable semi-annually on May 1 and November 1, commencing November 1, 2002.

Upon a change in control of the Company (as defined in the indenture), holders of the 8  1/4% Notes may require the Company to repurchase all or a portion of the 8  1/4% Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The indenture for the 8  1/4% Notes contains limitations on, among other things, additional indebtedness and liens, the payment of dividends and other distributions, certain investments and transfers or sales of assets.

In conjunction with the offering of 8  1/4% Notes, the Company entered into a new $300 million revolving credit facility (the “New Bank Facility”), which was used to refinance its previously existing credit facility and to provide funds for ongoing operating and general corporate needs. The New Bank Facility consists of a three-year senior secured credit facility with availability governed by a borrowing base determination. The terms of the New Bank Facility are generally the same as those of the revolving credit facility described in Note 2, except as described below.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The borrowing base (currently $300 million) is based on the banks’ evaluation of the Company’s oil and gas reserves. The amount available to be borrowed under the New Bank Facility is limited to the lesser of the borrowing base or the facility size, which is also currently set at $300 million. The next borrowing base redetermination will be in November 2002. At October 31, 2002, the unused availability under the New Bank Facility was approximately $234.7 million.

Any principal advances outstanding are due at maturity on May 2, 2005. The New Bank Facility is secured by a first priority lien on the Company’s U.S. oil and gas properties constituting at least 80 percent of the present value of the Company’s U.S. proved reserves owned now or in the future. The New Bank Facility will be guaranteed by any of the Company’s existing and future U.S. subsidiaries that grant a lien on oil and gas properties under the New Bank Facility.

The terms of the New Bank Facility require the maintenance of a minimum current ratio (as defined therein) and tangible net worth (as defined therein) of not less than $425 million plus 75 percent of the net proceeds of any future equity offerings less any impairment write downs required by GAAP or by the Securities and Exchange Commission and excluding any impact related to SFAS No. 133.

In conjunction with the elimination of the Company’s previously existing revolving credit facility and the partial redemption of the 9% Notes, the Company was required to expense certain associated deferred financing costs and discounts. A $5.2 million non-cash charge, along with a $3.0 million cash charge for the call premium on the 9% Notes, resulted in a one-time charge of approximately $8.2 million ($5.0 million net of tax) recorded in the second quarter of 2002.

Preferred Share Purchase Rights

On April 3, 2002, the Company and the rights agent executed the First Amendment to Rights Agreement (the “Amendment”). As more fully set forth in the Amendment, the Amendment, among other things, amends the Rights Agreement to lower the threshold at which a person becomes an Acquiring Person (as defined in the Rights Agreement, as amended by the Amendment) and triggers the rights plan from 15 percent to 10 percent.

Stock Plans

In 2002, the Company granted 260,650 shares of restricted stock and 106,000 restricted stock rights to employees under the 1990 Stock Plan, as amended. All of the restricted stock and stock rights vest over a three-year period. The related compensation expense of $2.9 million (based on the stock price on the date of grant) is being amortized over the vesting periods. Compensation expense is reduced when non-vested restricted shares or restricted stock rights are forfeited.

Sales of Assets

In June 2002, the Company sold its heavy oil properties in the Santa Maria area of southern California for approximately $9.5 million in cash and a note receivable for $6 million. The note was payable in monthly installments of $360,000, plus interest at a rate of 7.5% per annum, with final maturity in June 2003. In October 2002, the Company received a cash payment as final settlement of the note. The Company recorded a gain of approximately $17.8 million ($10.9 million after tax) on this transaction. Included in this gain is a reversal of the Company’s accrual for future abandonment costs related to these properties.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are filed with this Form 8-K:

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Netherland, Sewell & Associates, Inc.

23.3 Consent of DeGolyer and MacNaughton.

23.4 Consent of Outtrim Szabo Associates Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINTAGE PETROLEUM, INC.

By:	/s/ Michael F. Meimerstorf
Michael F. Meimerstorf
Vice President and Controller

Date: November 26, 2002

EXHIBIT INDEX

Exhibit Number	Description

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of DeGolyer and MacNaughton.

23.4*	Consent of Outtrim Szabo Associates Ltd.

* Filed herewith